Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
VoIP, Inc. and Subsidiaries

We consent to the incorporation by reference in this amended Registration Statement on Form S-8 of VoIP, Inc. and Subsidiaries (originally filed on January 26, 2005 and amended on November 14, 2006) of our report dated April 12, 2006, on our audits of the consolidated financial statements of VoIP, Inc. and Subsidiaries as of December 31, 2005 and 2004, and for the years then ended, and our report dated October 16, 2006, on our audits of the consolidated financial statements of WQN, Inc. and Subsidiaries as of December 31, 2004 and 2003, and for the years then ended, which appear in the Company's Annual Report on Form 10-KSB/A as filed with the Securities and Exchange Commission on October 27, 2006, and to all references to our firm included in this Registration Statement.

/s/ Berkovits, Lago & Company, LLP

Fort Lauderdale, Florida
November 14, 2006